Exhibit 10.56

Simon Oxley (“Executive”)
Employment Term Sheet

Position:	Chief Financial Officer of XCF Global Capital, Inc. (“XCF” or the Company) to report to the Chief Executive Officer.

Start Date:	Officially at the closing of the de-SPAC IPO; Executive to begin working with team, if possible, as soon as practicable.

Base Salary:	$500,000 per annum with annual review for potential merit increases.

Annual Bonus:	Target bonus is 50% of base salary with wings above and below the target level based on targets agreed upon by the Board.

Management Equity:
Restricted Stock Units with vesting equal to 675,000 shares of common stock issued at closing of de-SPAC IPO. Vesting over 5-years annually from start date, accelerated on termination without cause following a change of control.

Executive Programs:
Eligible for additional executive programs, such as 401(k) matching, fitness subsidy, car allowance, annual club membership & tax and estate planning covered by the company, each subject to and in accordance with the company’s programs, allowances and limits as established and in effect from time-to-time (est. current annual value of ~$70k).

Benefits:	Eligible to participate in all company benefits programs.

Agreement:	Company and Executive will enter into customary employment agreement with non-compete, confidentiality, non-solicit, non-disparagement and other terms and provisions in line with industry standards.

Severance:	12 months base salary continuation as severance in the event of a termination without cause or resignation with good reason.

Non-Binding;	This term sheet is non-binding and subject to the execution of the appropriate definitive documentation. Parties agree to work in good faith to execute binding documentation in an expedited timeframe.

Agreed and Accepted:	/s/ Simon Oxley
Simon Oxley

For and on behalf of XCF Global Capital, Inc.:

/s/ Mihir Dange
Mihir Dange

For and on behalf of Focus Impact BH3 Acquisition Co.:

	/s/ Carl Stanton	/s/ Wray T. Thorn
	Carl Stanton	Wray T. Thorn